Exhibit 5.2

[Schiff Hardin LLP Letterhead]

February 8, 2016

China Ceramics Co., Ltd.

Junbing Industrial Zone

Anhai, Jinjiang City, Fujian Province

People’s Republic of China

Re:	Registration Statement on Form F-3

Gentlemen:

We have acted as counsel to China Ceramics Co., Ltd., a British Virgin Islands corporation (the “Company”), in connection with a registration statement on Form F-3 (Registration No. 333-206516), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 21, 2015, under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Act, of, among other securities, the Company’s shares, par value US$0.001 (“Shares”), and warrants to purchase Shares. We have also acted as counsel to the Company in connection with the issuance and sale by the Company of (i) 1,428,571 Shares, (ii) Class A warrants to purchase 1,428,571 Shares (the “Class A Warrants”), (iii) Class B warrants to purchase 1,428,571 Shares (the “Class B Warrants”), (iv) 2,857,142 Shares underlying such Class A Warrants and Class B Warrants, (v) warrants to purchase up to an aggregate of 114,286 Shares issuable to certain placement agents in connection with such offering (the “Placement Agent Warrants”) and (vi) 114,286 Shares underlying such Placement Agent Warrants (the securities described in (i) through (vi) collectively, the “Securities”) pursuant to a Securities Purchase Agreement dated as of February 3, 2016 between the Company and the purchaser named therein (the “Purchase Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the prospectus included therein and the exhibits thereto, the supplemented form of prospectus relating to the Securities dated February 4, 2016, as filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Class A Warrants, the Class B Warrants and the Placement Agent Warrants when executed by the Company and delivered to and paid for by the purchasers in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications:

A.           The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of any Securities are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.           The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated February 4, 2016 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By: /s/ Schiff Hardin LLP